Exhibit Index

EXHIBIT NO. (99) Press release, dated April 29, 2010 issued by Franklin Electric Co., Inc.

EXHIBIT 99

ADDITIONAL EXHIBITS

Press Release

 For Immediate Release For Further Information
 Refer to:  John J. Haines
 260-824-2900

FRANKLIN ELECTRIC ANNOUNCES 95 PERCENT INCREASE IN FIRST QUARTER EARNINGS PER SHARE BEFORE RESTRUCTURING CHARGES

Bluffton, Indiana – April 29, 2010 - Franklin Electric Co., Inc. (NASDAQ:FELE) reported first quarter 2010 diluted earnings per share of $0.31, an increase of 82 percent compared to 2009 first quarter earnings per share of $0.17. Earnings per share before restructuring charges were $0.37, an increase of 95 percent compared to the prior year. First quarter 2010 sales were $160.0 million, an increase of 7 percent compared to 2009 first quarter sales of $149.8 million.

Scott Trumbull, Franklin Chairman and Chief Executive commented:

“We are pleased with our first quarter sales and earnings improvement.  Water Systems revenues grew by about 17 percent versus the first quarter of 2009 with broad based volume improvements across our global business units.  Water Systems sales in Latin America, Asia Pacific and Southern Africa represented about 35 percent of our total Water Systems sales and grew by 34 percent versus the first quarter of 2009.   Along with these revenue increases we also had an 80 percent improvement in the Water Systems operating income before restructuring charges in the first quarter 2010 versus 2009.  Our Water Systems operating income margin before restructuring increased by 500 basis points to 14.1 percent in the first quarter 2010.  Fueling Systems revenue declined by about 25 percent in the first quarter 2010 to $26.4 million versus $35.4 million in the first quarter 2009.  As we had previously communicated to our investors, the first quarter 2009 revenues continued to have a significant contribution from California’s mandate to install vapor recovery systems.  Despite the decline in California sales we are encouraged that sales outside of California increased by 19 percent, led by a 62 percent increase in international Fueling Systems revenues during the first quarter 2010.”

UKey Performance Indicators:

Earnings and Earnings Per Share
Before and After Restructuring Expense	For the First Quarter
(in millions except Earnings Per Share)	2009	2010	Change

Net Income attributable to FE Co.,Inc.	$3.8	$7.2	87%

Restructuring Expense (Before Tax)	$0.9	$2.2

Income tax rate	35.0%	35.0%
Restructuring Charges, net of tax	$0.6	$1.4

Average Fully Diluted Shares Outstanding	23.1	23.4	1%

Fully Diluted Earnings Per Share Reported	$0.17	$0.31	82%

Restructuring Expense Per Share, net of tax	$0.02	$0.06

Fully Diluted Earnings Per Share Before Restructuring Expense	$0.19	$0.37	95%

Net Sales	For the First Quarter
(in Million US$)	UWater		UFueling			UConsolidated

Sales for 2009		$114.4		$35.4			$149.8

Acquisitions		$-		$-			$-
Foreign Exchange		$10.0		$0.3			$10.3
Organic Change	$	U 9.2	$	U	(9.3)	$	U	(0.1)

Sales for 2010		$133.6		$26.4			$160.0

Operating Income and Margins
Before and After Restructuring Expense
(in Million US$)	For the First Quarter 2010
	UWater	UFueling	UCorporate	UConsolidated
Reported Operating Income	$17.3	$4.3	$(9.2)	$12.4
Restructuring Expense	$1.6	$-	$0.6	$2.2
Operating Income before Restructuring Expense	$18.9	$4.3	$(8.6)	$14.6
% Operating Income To Net Sales	12.9%	16.3%		7.8%
% Operating Income Before Restructuring Expense To Net Sales	14.1%	16.3%		9.1%

	For the First Quarter 2009
	UWater	UFueling	UCorporate	UConsolidated
Reported Operating Income	$9.7	$7.0	$(8.8)	$7.9
Restructuring Expense	$0.8	$-	$0.1	$0.9
Operating Income before Restructuring Expense	$10.5	$7.0	$(8.7)	$8.8
% Operating Income To Net Sales	8.5%	19.8%		5.3%
% Operating Income Before Restructuring Expense To Net Sales	9.1%	19.8%		5.9%

UWater Systems

Water Systems revenues were $133.6 million in the first quarter 2010, an increase of 17 percent versus the first quarter 2009.  Excluding foreign currency translation, sales increased $9.2 million or about 8 percent.  Water Systems sales in the U.S. and Canada benefitted from slowly improving market conditions and less price discounting in the first quarter 2010 versus the first quarter of 2009.  International Water Systems sales volume increased in most of the Company’s key markets with the most year-over-year improvement coming in Brazil and Asia Pacific.  Sales price increases also contributed to an increase in sales revenues from the prior year.

Water Systems operating income before restructuring expenses was $18.9 million in the first quarter 2010, an increase of 80 percent versus the first quarter 2009 primarily as a result of higher revenues and leverage on flat year-over-year fixed costs.  The first quarter 2010 Water Systems operating income margin before restructuring was 14.1 percent and improved by 500 basis points compared to the prior year first quarter.  The Water Systems operating income in the first quarter 2010 includes a $1.2 million gain on the sale of land and building in South Africa.  This gain was partially offset by increased costs for slow moving inventory versus the first quarter of 2009.

UFueling Systems

Fueling Systems revenue of $26.4 million in the first quarter 2010 declined $9.0 million or about 25 percent from the first quarter 2009. This decline was due entirely to a decline of vapor recovery equipment sales in California.  First quarter 2010 Fueling Systems sales outside of California grew by about 19 percent, with international Fueling Systems sales increasing by 62 percent.

Fueling Systems operating income before restructuring expense was $4.3 million compared to $7.0 million in the first quarter 2009; and operating margins were 16.3 percent of sales in the first quarter 2010 compared to 19.8 percent of sales in the first quarter 2009. The decline is primarily attributable to lower operating leverage.

UOverall

The Company’s consolidated gross profit was $50.4 million for the first quarter of 2010, up $7.2 million from the first quarter of 2009. The gross profit as a percent of net sales increased to 31.5 percent for the first quarter of 2010 from 28.8 percent for the first quarter of 2009. The gross profit margin improvement was primarily due to lower material and fixed manufacturing costs.

During the first quarter 2010, SG&A expenses increased by $1.4 million or about 4 percent compared to the first quarter 2009 primarily as a result of compensation related charges, commissions, and professional fees.  SG&A expenditures were reduced in the first quarter 2010 by $1.2 million for the gain on the sale of land and building.

Restructuring expenses for the first quarter of 2010 were $2.2 million and reduced diluted earnings per share by approximately $0.06. Restructuring expenses include pension charges, severance expenses and manufacturing equipment relocation costs and primarily relate to the closure of the Siloam Springs, Arkansas manufacturing facility that had been previously announced.  Approximately $1.0 million of these expenses were non-cash. The Company estimates that additional pre-tax closing costs of $1.8 million to $2.6 million will be incurred mostly in the second quarter of 2010 for the closure of the Siloam Springs facility.

The Company used $12.6 million in cash for operations during the first quarter of 2010 versus a use of $1.0 million of cash in the first quarter 2009.  Accounts receivable increased in the first quarter 2010 consistent with higher sales versus the first quarter 2009.  The increase in inventory for first quarter 2010 was due to anticipated seasonal sales volume increases.  The Company had no outstanding balance on its revolving debt agreement at the end of the first quarter 2010 compared to $58.0 million outstanding at the end of the first quarter 2009 and no outstanding balances at the end of the fourth quarter 2009.

Commenting on the Company’s outlook, Mr. Trumbull added:

“We anticipate Water Systems sales will increase by about 10 percent in the second quarter 2010 versus the second quarter of 2009 and that operating income margins before restructuring charges should improve by 100 to 200 basis points compared to the second quarter 2009.  We are optimistic about the early signs of an economic recovery and the success of our recent new product launches.

In Fueling Systems, we expect second quarter 2010 sales to be flat versus the second quarter of 2009 as international Fueling Systems growth should be sufficient to offset a more modest year-on-year sales reduction in California.  Operating income margins should improve 50 to 100 basis points versus the second quarter 2009.

We anticipate consolidated sales will grow in the high single digits and consolidated operating income margins before restructuring expenses will increase by 100 to 200 basis points compared to second quarter prior year.

In summary, we are encouraged that we are seeing a slow but steady recovery of our Water Systems markets in the U.S. and Canada and stronger sales growth in our international markets.  This sales growth combined with our lower cost structure coming out of the recession are allowing us to enjoy the benefits of operating leverage.  While we believe this formula will be operable during the first half of this year, we are mindful that rising commodity costs—such as copper, steel, and resin materials—may start to pressure margins in the back half of the year.  We are watching our material costs carefully to determine if additional pricing actions may be necessary later in the year.”

A conference call to review earnings and other developments in the business will commence at 9:00 am EDT.

The first quarter 2010 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

HUhttp://investor.shareholder.com/media/eventdetail.cfm?mediaid=41895&c=FELE&mediakey=DBC7AF011B98C3596DE94B5575970DC4&e=0U

You can add this webcast into your MS-Outlook calendar by clicking on the following link:

HUhttp://apps.shareholder.com/PNWOutlook/t.aspx?m=41895&k=3685A0CFU

If you intend to ask questions during the call, please dial in using 877-643-7158 for domestic calls and 914-495-8565 for international calls.

A replay of the conference call will be available Thursday April 29, 2010 at 12pm EDT through midnight EDT on Thursday May 13, 2010, by dialing 800-642-1687 for domestic calls and 706-645-9291 for international calls. The replay passcode is 69319029.
Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

The Company presents the non-GAAP financial measures of net income before restructuring expense, net income per share before restructuring expense, operating income before restructuring expense and percent operating income before restructuring expense to net sales because the Company believes the information helps investors understand underlying trends in the Company's business more easily. The differences between these measures and the most comparable GAAP measures are reconciled in the tables above.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending January 2, 2010 , Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)

	First Quarter Ended
	April 3,			April 4,
	2010			2009

Net sales		$159,992		$149,797

Cost of sales		109,556		106,601

Gross profit		50,436		43,196

Selling, general and administrative expenses		35,885		34,449

Restructuring expense		2,166		891

Operating income		12,385		7,856

Interest expense		(2,213)		(2,373)
Other income/(expense)		(2,231)		260
Foreign exchange gain/(loss)		198		108

Income before income taxes		8,139		5,851

Income taxes		702		1,800

Net income		$7,437		$4,051

Less: Net income attributable to noncontrolling interest		(224)		(204)

Net income attributable to Franklin Electric Co., Inc.		$7,213		$3,847

Net income per share:
Basic		$0.31		$0.17
Diluted		$0.31		$0.17

Weighted average shares and equivalent
shares outstanding:
Basic		23,156		23,014
Diluted		23,435		23,139
FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	Apr. 3,	Jan. 2,
2010		2010

ASSETS:

Cash and equivalents	$69,700		$86,875
Receivables	91,056		62,847
Inventories	141,309		134,404
Other current assets	27,227		27,467
Total current assets	329,292		311,593

Property, plant and equipment, net	142,842		147,171
Goodwill and other assets	256,195		259,534
Total assets	$728,329		$718,298

LIABILITIES AND EQUITY:

Accounts payable	$42,386		$31,699
Accrued liabilities	53,718		50,709
Current maturities of long-term
debt and short-term borrowings	681		735
Total current liabilities	96,785		83,143

Long-term debt	151,111		151,242
Deferred income taxes	4,489		3,266
Employee benefit plan obligations	67,675		74,179
Other long-term liabilities	8,616		8,865

Redeemable noncontrolling interest	7,067		7,393

Equity	392,586		390,210
Total liabilities and equity	$728,329		$718,298

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEAR TO DATE
(Unaudited)

(In thousands)	April 3,	April 4,
	2010	2009

Cash flows from operating activities:
Net income	$7,437	$4,051
Adjustments to reconcile net income to net
cash flows from operating activities:
Depreciation and amortization	6,379	6,149
Stock based compensation	1,139	2,155
Deferred income taxes	1,610	(311)
(Gain)/loss on disposals of plant and equipment	(1,204)	14
Excess tax from share-based payment arrangements	(226)	-
Changes in assets and liabilities:
Receivables	(29,119)	(14,678)
Inventories	(7,852)	3,719
Accounts payable and other accrued expenses	17,178	(2,490)
Income taxes, net	(2,385)	963
Employee benefit plans	(5,597)	543
Other, net	7	(1,104)
Net cash flows from operating activities	(12,633)	(989)
Cash flows from investing activities:
Additions to plant and equipment	(1,746)	(3,108)
Proceeds from sale of plant and equipment	1,338	-
Cash paid for acquisitions, net of cash acquired	-	(16,767)
Net cash flows from investing activities	(408)	(19,875)
Cash flows from financing activities:
Proceeds from short-term debt	-	23,000
Repayment of long-term debt	(96)	(251)
Proceeds from issuance of common stock	214	-
Excess tax from share-based payment arrangements	226	-
Dividends paid	(2,892)	(2,877)
Net cash flows from financing activities	(2,548)	19,872
Effect of exchange rate changes on cash	(1,586)	(741)
Net change in cash and equivalents	(17,175)	(1,733)
Cash and equivalents at beginning of period	86,875	46,934
Cash and equivalents at end of period	$69,700	$45,201